CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated November 20, 2008, relating to the consolidated financial statements and financial statement schedule of ArvinMeritor, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 and recognition of the funded status of its defined benefit pension and other postretirement plans to conform to Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2008, and to the reference to us under the heading "Experts" in the following Registration Statements.

Form	Registration No.	Purpose
S-8	333-141186	2007 Long-Term Incentive Plan
S-3	333-143615	Registration of convertible notes, guarantees and common stock
S-3	333-134409	Registration of convertible notes, guarantees and common stock
S-8	333-107913	ArvinMeritor, Inc. Savings Plan
S-8	333-123103	ArvinMeritor, Inc. Hourly Employees Saving Plan
S-3	333-58760	Registration of debt securities
S-8	333-49610	1997 Long-Term Incentives Plan
S-3	333-43118	ArvinMeritor, Inc. 1988 Stock Benefit Plan
S-3	333-43116	ArvinMeritor, Inc. 1998 Stock Benefit Plan
S-3	333-43112	ArvinMeritor, Inc. Employee Stock Benefit Plan
S-8	333-42012	Employee Stock Benefit Plan, 1988 Stock Benefit Plan, and 1998 Employee Stock Benefit Plan

/s/ DELOITTE & TOUCHE LLP
    DELOITTE & TOUCHE LLP

Detroit, Michigan

November 20, 2008